KEZAR LIFE SCIENCES, INC.

4000 Shoreline Court, Suite 300

South San Francisco, California 94080

(650) 822-5600

February 7, 2025

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn: Jessica Dickerson

RE: Kezar Life Sciences, Inc.

 Registration Statement on Form S-3

 File No. 333-284712

Acceleration Request

   Requested Date:   February 10, 2025

   Requested Time:  4:00 p.m., Eastern time

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Exchange Act of 1933, as amended, the undersigned registrant hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form S-3 (File No. 333-284712) (the “Registration Statement”) to become effective at 4:00 p.m. Eastern time on February 10, 2025, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Jaime Chase of Cooley LLP, counsel to the registrant, at (202) 728-7096.

[Signature page follows]

Sincerely,

KEZAR LIFE SCIENCES, INC.

By:	/s/ Marc Belsky
Marc Belsky
Chief Financial Officer and Secretary

cc:	Laura Berezin, Cooley LLP
Jaime Chase, Cooley LLP